EXECUTIVE AGREEMENT

This is an Agreement among Huntington Bancshares Incorporated, a Maryland corporation with its principal office located at the Huntington Center, 41 South High Street, Columbus, Ohio 43215, and its Subsidiaries (individually and collectively, the “Corporation”) and Stephen D. Steinour, effective as of January 14, 2009.

Recitals:

The Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the interests of the Corporation and its shareholders. As part of this corporate strategy, the Corporation wishes to act to retain its key executive officers notwithstanding any actual or threatened change in control of the Corporation.

The Executive is a key executive officer of the Corporation or one of its Subsidiaries and the Executive’s services, experience and knowledge of the affairs of the Corporation, and reputation and contacts in the industry are extremely valuable to the Corporation. The Executive’s continued dedication, availability, advice, and counsel to the Corporation are deemed important to the Corporation, its Board of Directors (the “Board”), and its shareholders. It is, therefore, in the best interests of the Corporation to secure the continued services of the Executive notwithstanding any actual or threatened change in control of the Corporation. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.

Agreement:

1. Term of Agreement. This Agreement will begin on the date entered above and will continue in effect through December 31, 2009. On December 31, 2009, and on the anniversary date of each term thereafter (a “Renewal Date”), the term of this Agreement will be extended automatically for an additional one-year period unless, not later than 30 days prior to such Renewal Date, the Corporation gives written notice to the Executive that it has elected not to extend this Agreement. Notwithstanding the above, if a “Change of Control” (as defined herein) of the Corporation occurs during the term of this Agreement, the term of this Agreement will be extended for 36 months beyond the end of the month in which any such Change of Control occurs.

2. Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

(a) Annual Award. “Annual Award” means the cash payment paid or payable to the Executive with respect to a fiscal year under the Corporation’s Management Incentive Plan.

(b) Base Annual Salary. “Base Annual Salary” means the greater of (1) the highest annual rate of base salary in effect for the Executive during the 12 month period immediately prior to a Change of Control or, (2) the annual rate of base salary in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required).

(c) Cause. “Cause” means any of the following:

(1) The Executive shall have committed a felony or an intentional act of gross misconduct, moral turpitude, fraud, embezzlement, or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Corporation or any Subsidiary, and the Board shall have determined that such act is materially harmful to the Corporation;

(2) The Corporation or any Subsidiary shall have been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Executive’s employment and such order or directive has not been vacated or reversed upon appeal; or

(3) After being notified in writing by the Board to cease any particular Competitive Activity (as defined herein), the Executive shall have continued such Competitive Activity and the Board shall have determined that such act is materially harmful to the Corporation.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” under this Agreement unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board at a meeting called and held for such purposes, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as defined in this Agreement and specifying the particulars of the act constituting “Cause” in detail. Nothing in this Agreement will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.

(d) Change of Control. “Change of Control” means the occurrence of any of the following:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect as of the date of this Agreement), other than the Corporation or any “person” who as of the Effective Date is a director or officer of the Corporation or whose shares of Common Stock of the Corporation are treated as “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act as in effect as of the Effective Date) by any such director or officer, becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities; or

(2) Individuals who, as of the Effective Date, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(3) Any of the following occurs:

(A) a merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 51% or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

(B) a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Corporation on a consolidated basis;

(C) a liquidation or dissolution of the Corporation;

(D) a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or

(E) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(e) Change Year. “Change Year” means the fiscal year in which a Change of Control occurs.

(f) Competitive Activity. “Competitive Activity” means that Executive’s participation, without the written consent of an officer of the Corporation, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Corporation and such enterprise’s revenues derived from any product or service competitive with any product or service of the Corporation amounted to 10% or more of such enterprise’s revenues for its most recently completed fiscal year and if the Corporation’s revenues for such product or service amounted to 10% of the Corporation’s revenues for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto and (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

(g) Disability; Disabled. “Disability” or “Disabled” means that, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall be eligible for the receipt of benefits under the Corporation’s long term disability plan.

(h) Employee Benefits. “Employee Benefits” means the perquisites, benefits, and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which the Executive is entitled to participate, including without limitation any stock option, stock purchase, restricted stock, stock appreciation, interim awards and accrued and unpaid bonuses under the Management Incentive Plan, accrued and unpaid bonuses under the Long-Term Incentive Plan, other awards under Stock and Incentive Plans, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Corporation), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs, or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter, providing perquisites, benefits, and service credit for benefits at least as great in a monetary equivalent as are payable thereunder prior to a Change in Control.

(i) Employment Agreement. “Employment Agreement” means an executed employment agreement between the Corporation and the Executive.

(j) Good Reason. “Good Reason” means the occurrence of any one or more of the following:

(1) The assignment to the Executive after a Change in Control of the Corporation of duties which are materially different from or inconsistent with the duties, responsibilities, and status of the Executive’s position at any time during the 12 month period prior to such Change of Control, or which result in a significant change in the Executive’s authority and responsibility as a senior executive of the Corporation;

(2) A reduction by the Corporation in the Executive’s Base Annual Salary as of the day immediately prior to a Change of Control of the Corporation, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or a reduction of the Executive’s Annual Award and Long-Term Award potential which existed immediately prior to such Change of Control under the Corporation’s Management Incentive Plan, Long-Term Incentive Plan, or any successor plans;

(3) A demand by the Corporation that the Executive relocate to a location in excess of 35 miles from the location where the Executive is currently based, or in the event of any such relocation with the Executive’s express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss in the sale of the Executive’s principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after tax basis;

(4) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 15 of this Agreement;

(5) The failure of the Corporation to provide the Executive with substantially the same Employee Benefits that were provided to him immediately prior to the Change in Control, or with a package of Employee Benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such Employee Benefits taken as a whole; or

(6) Any reduction in the Executive’s compensation or benefits or adverse change in the Executive’s location or duties, if such reduction or adverse change occurs at any time after the commencement of any discussion with a third party relating to a possible Change of Control of the Corporation involving such third party, if such reduction or adverse change is in contemplation of such possible Change of Control and such Change of Control is actually consummated within 12 months after the date of such reduction or adverse change.

The existence of Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason under this Agreement. The Executive’s determination of Good Reason shall be conclusive and binding upon the parties to this Agreement provided such determination has been made in good faith. Notwithstanding anything to the contrary in this Agreement, in the event that the Executive is serving as Chairman and/or Chief Executive Officer of the Corporation immediately prior to the Change of Control, the occurrence of the Change of Control shall be conclusively deemed to constitute Good Reason.

(k) Incentive Group. “Incentive Group” means the group or category into which an Executive is placed pursuant to the Corporation’s Management Incentive Plan or Long-Term Incentive Plan, as the case may be.

(l) Long-Term Award. “Long-Term Award” means the total amount paid or payable to the Executive pursuant to the Long-Term Performance Award provisions described in Article 11 of the Long-Term Incentive Plan and any similar provisions under a successor plan.

(m) Long-Term Incentive Plan. “Long-Term Incentive Plan” means the Corporation’s 2007 Stock and Long-Term Incentive Plan, as well as any successor plan.

(n) Management Incentive Plan. “Management Incentive Plan” means the Corporation’s Management Incentive Plan, which is effective for plan years beginning on or after January 1, 2004, and any successor plan.

(o) Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated.

(p) Performance Cycle. “Performance Cycle” means the time period designated by the Corporation’s Compensation Committee for each Long-Term Award.

(q) Performance Goals. “Performance Goals” means the written objective performance goals and criteria determined as applicable either pursuant to the Management Incentive Plan or the Long-Term Awards.

(r) Release. “Release” shall mean a general release that releases, waives, remises, and forever discharges the Corporation from any and all claims that the Executive has against the Corporation, including any claims arising under state or federal statute, including all state and federal employment discrimination laws including, but not limited to, Ohio Revised Code Chapter 4112 and Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Employee Retirement Income Security Act; and any applicable state, local, or common laws of similar intent, without exception. For purposes of the Release, the “Corporation” includes the Corporation as it is defined in this Agreement and as further defined to include all of the Corporation’s past, present, and future assigns, successors, affiliates, parent and subsidiary organizations, divisions and corporations, officers, directors, shareholders, employees, and agents of the same, as well as their heirs, executors, administrators, successors, assigns, and other personal representatives, individually and in their respective corporate and personal capacities.

(s) Retirement. “Retirement” means having reached normal retirement age as defined in the Corporation’s qualified pension plan.

(t) Severance Benefits. “Severance Benefits” means the benefits described in Section 4 of this Agreement, as adjusted by the applicable provisions of Section 5 of this Agreement.

(u) Stock and Incentive Plans. “Stock and Incentive Plans” means the Long-Term Incentive Plan and any other stock and long-term incentive plans that the Corporation may adopt from time to time.

(v) Subsidiary and Subsidiaries. “Subsidiary” means any corporation, bank, or other entity, a majority of the voting control of which is directly or indirectly owned or controlled at the time by the Corporation. “Subsidiaries” means more than one Subsidiary.

(w) Transition Pay Plan. “Transition Pay Plan” means the Transition Pay Plan of the Corporation in effect as of the Effective Date of this Agreement, as well as any successor or replacement plan.

3. Eligibility for Severance Benefits. The Corporation or its successor shall pay or provide to the Executive the Severance Benefits if the Executive’s employment is terminated voluntarily or involuntarily during the term of this Agreement, either:

(a) by the Corporation (1) at any time within 36 months after a Change of Control of the Corporation, or (2) at any time prior to a Change of Control but after the commencement of any discussions with a third party relating to a possible Change of Control of the Corporation involving such third party, if such termination is in contemplation of such possible Change of Control and such Change of Control is (x) actually consummated within 12 months after the date of such termination and (y) a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (such a termination, an “Anticipatory without Cause Termination”), in either case unless the termination is on account of the Executive’s death or Disability or for Cause, provided that, in the case of a termination on account of the Executive’s Disability or for Cause, the Corporation shall give Notice of Termination to the Executive with respect thereto; or

(b) by the Executive for Good Reason (1) at any time within 36 months after a Change of Control of the Corporation or (2) at any time after the commencement of any discussions with a third party relating to a possible Change of Control of the Corporation involving such third party, if such Change of Control is (x) actually consummated within 12 months after the date of such termination and (y) a “change in control event” within the meaning of Section 409A of Code (such a termination, an “Anticipatory Good Reason Termination” and, together, with an Anticipatory without Cause Termination, an “Anticipatory Termination”), and, in any such case, provided that the Executive shall give Notice of Termination to the Corporation with respect thereto.

For purposes of clarity, with respect to Section 3 above, an Executive who is collecting Disability benefits will not be eligible for benefits under this Agreement. An Executive who is no longer Disabled will be eligible for benefits under this Agreement if, in the period extending from 12 months before the Change of Control to 36 months after the Change of Control, either of the following occur: (1) the Executive attempts to return to his position, and no such position is available, or (2) the Executive returns to employment and is subsequently terminated pursuant to Section 3(a) or Section 3(b) above.

4. Severance Benefits. The Executive, if eligible under Section 3, shall receive the following Severance Benefits, adjusted by the applicable provisions of Section 5 (in addition to other Employee Benefits that the Executive was otherwise entitled to):

(a) Base Annual Salary. In addition to any accrued compensation payable as of the Executive’s termination of employment (either by reason of an Employment Agreement or otherwise), a lump sum cash amount equal to the Executive’s Base Annual Salary, multiplied by 3.0.

(b) Annual Incentive Compensation. In addition to any interim award that the Corporation owes to the Executive under Article VII of the Corporation’s Management Incentive Plan (or any similar provisions in a successor to the Management Incentive Plan), the Executive shall be paid a lump sum cash amount equal to 3.0 times the greater of the target Annual Award for the Executive’s Incentive Group for (1) the calendar year during which the Change of Control occurs or (2) the calendar year immediately preceding the calendar year in which the Change of Control occurs. In order to be entitled to a payment pursuant to this Section 4(b), the Executive must have been a participant in the Corporation’s Management Incentive Plan at some time during the calendar year in which the Change of Control occurred or the calendar year immediately preceding the calendar year in which the Change of Control occurred.

(c) Long-Term Incentive Compensation. In addition to any prorated Long-Term Awards that the Corporation owes the Executive under Article 17 of the Long-Term Incentive Plan (or any similar provisions in a successor to the Long-Term Incentive Plan) for any uncompleted Performance Cycles, the Executive shall be paid a lump sum cash amount equal to 1.0 times the greater of the target Long-Term Award for the Executive’s Incentive Group for (1) the most recent Performance Cycle during which the Change of Control occurs or (2) the Performance Cycle immediately preceding the most recent Performance Cycle in which the Change of Control occurs. In order to be entitled to a payment pursuant to this Section 4(c), the Executive must have been a participant in the Corporation’s Long-Term Incentive Plan at some time during the most recent Performance Cycle or the Performance Cycle immediately preceding the most recent Performance Cycle in the 12 month period immediately preceding the Change of Control.

(d) Insurance Benefits. For a 36 month period after the date the employment is terminated, the Corporation will arrange to provide to the Executive at the Corporation’s expense, with:

(1) Health Care. Health care coverage comparable to that in effect for the Executive immediately prior to the termination (or, if more favorable to the Executive, that furnished generally to salaried employees of the Corporation), including, but not limited to, hospital, surgical, medical, dental, prescription, and dependent coverage. Upon the expiration of the health care benefits required to be provided pursuant to this subsection 4(d), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act. Health care benefits otherwise receivable by the Executive pursuant to this subsection 4(d) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the 36 month period following the date the employment is terminated and any such benefits actually received by the Executive shall be reported by the Executive to the Corporation.

(2) Life Insurance. Life and accidental death and dismemberment insurance coverage (including any supplemental coverage, purchase opportunity, and double indemnity for accidental death that was available to the Executive) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to the Executive, equal to that in effect at the date the Change of Control occurs.

In the event the Executive’s participation in any such plan or program is not permitted, the Corporation will directly provide, at its discretion and at no after-tax cost to the Executive, either (1) the benefits to which the Executive would be entitled under such plans and programs, or (2) a lump-sum cash payment equal to the after-tax value of the benefits.

(e) Retirement Benefits. The Executive will be entitled to receive retirement benefits as provided herein, so that the total retirement benefits the Executive receives from the Corporation will approximate the total retirement benefits the Executive would have received under all (qualified and nonqualified) retirement plans (which shall not include severance plans) of the Corporation in which the Executive participates were the Executive fully vested under such retirement plans and had the Executive continued in the employ of the Corporation for 36 months following the date of the Executive’s termination or until the Executive’s Retirement, if earlier (provided that such additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the Corporation). The benefits specified in this subsection will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to the Executive or the Executive’s beneficiaries under this subsection shall equal the excess of (1) the retirement benefits that would be paid to the Executive or the Executive’s beneficiaries, under all retirement plans of the Corporation in which the Executive participates if (A) the Executive were fully vested under such plans, (B) the 36 month period (or the period until the Executive’s Retirement, if less) following the date of the Executive’s termination were added to the Executive’s credited service under such plans, (C) the terms of such plans were those most favorable to the Executive in effect at any time during the period commencing prior to the Change of Control and ending on the date of Notice of Termination (or on the date employment is terminated if no Notice of Termination is required), and (D) the Executive’s highest average annual compensation as defined under such retirement plans and was calculated as if the Executive had been employed by the Corporation for a 36 month period (or the period until the Executive’s Retirement, if earlier) following the date of the Executive’s termination and had the Executive’s compensation during such period been equal to the Executive’s compensation used to calculate the Executive’s benefit under subsections 4(a), 4(b), and 4(c); over (2) the retirement benefits that are payable to the Executive or the Executive’s beneficiaries under all retirement plans of the Corporation in which the Executive participates. These retirement benefits specified in this subsection are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Code, and shall be payable solely from the general assets of the Corporation. These retirement benefits shall be payable (1) in respect of any benefits provided with reference to a qualified plan, at the time and in the manner provided in the Corporation’s Supplemental Retirement Income Plan, or (2) in respect of any other benefits, at the time and in the manner provided in the Corporation’s Supplemental Retirement Income Plan or any other excess or supplemental retirement plans to which they relate..

(f) Outplacement. The Corporation shall pay all fees for outplacement services for the Executive up to a maximum equal to 15% of the Executive’s Annual Base Salary used to calculate the Executive’s benefit under subsection 4(a), plus provide a travel expense account of up to $5,000 to reimburse job search travel; provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination.

(g) Stock and Incentive Plans. Stock, stock options, restricted stock, restricted stock units, and other awards pursuant to Stock and Long-Term Incentive Plans held by the Executive become exercisable upon a Change of Control according to the terms of the Corporation’s Stock and Incentive Plans as interpreted by the Corporation’s Compensation Committee as such Committee existed immediately prior to the Change of Control.

In computing and determining Severance Benefits under subsections 4(a), (b), (c), (d), (e), (f), and (g) above, a decrease in the Executive’s salary, incentive bonus potential, or insurance benefits shall be disregarded if such decrease occurs within six months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control. In such event, the salary, incentive bonus potential, and/or insurance benefits used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Section 4.

The Severance Benefits provided in subsections 4(a), (b), and (c) above shall be paid not later than 45 business days following the date the Executive’s employment terminates (or, in the event of an Anticipatory Termination, not later than 45 business days following the related Change in Control).

(h) Section 409A of the Code.

(1) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Department of the Treasury (the “Department”) Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Department Regulations (or such later time as may be permitted under Section 409A or any IRS or Department rules or other guidance issued thereunder), the Corporation may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(2) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(3) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation as in effect on the date of termination), (A) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) and (B) in the event any equity compensation awards held by the Executive that vest upon termination of the Executive’s employment constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Section 409A on which the shares (or cash) would otherwise be delivered or paid. The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

(i) EESA. The Corporation and the Executive mutually acknowledge that the terms of this Agreement are intended to comply with any requirements that may apply under any applicable law, including the Emergency Economic Stabilization Act of 2008 (“EESA”). The Executive acknowledges, understands and agrees that the Executive is subject to the provisions of EESA and the rules, regulations and guidance issued thereunder (including without limitation the rules issued by the Department under Interim Rule 31 CFR Part 30) (the “EESA Guidance”) for as long as the Department or any other government entity holds any of the Company’s equity or debt pursuant to the terms of EESA and the EESA Guidance. Accordingly, the parties agree that the provisions of Section 8(b) of the Employment Agreement between the Corporation and the Executive, dated as of January 14, 2009, are incorporated into this Agreement, as if restated herein in their entirety.

5. Tax Gross-Up. If any Severance Benefit or other benefit paid or provided under Section 4, or the acceleration of stock option vesting, or the payment or distribution of any Employee Benefits or similar benefits are subject to excise tax pursuant to Section 4999 of the Code (or any similar federal or state excise tax), the Corporation shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state, and local income taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred with respect to any of such amounts (the “Tax Gross-Up”). The Corporation shall pay any Tax Gross-Up at the time when the Corporation withholds such excise tax from any payments to the Executive; provided, however, that, the Tax Gross-Up shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the excise tax on a payment is remitted to the Internal Revenue Service or any other applicable taxing authority. The calculation of the Tax Gross-Up shall be approved by the Corporation’s independent certified public accounting firm engaged by the Corporation immediately prior to the Change in Control and the calculation shall be provided to the Executive in writing. The Executive shall then be given 15 days, or such longer period as the Executive reasonably requests, to accept or reject the calculation of the Tax Gross-Up. If the Executive rejects the Tax Gross-Up calculation and the parties are thereafter unable to agree within an additional 45 days, the arbitration provisions of Section 11 shall control. The Corporation shall reimburse the Executive for all reasonable legal and accounting fees incurred with respect to the calculation of the Tax Gross-Up and any disputes related thereto. The Company’s obligation to make the Tax Gross-Up under this Section 5 shall not be conditioned upon the Executive’s termination of employment.

For purposes of determining the amount of the Tax Gross-Up, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Tax Gross-Up is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the date of termination.

If the excise tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Corporation at the time the reduction in excise tax is finally determined, the portion of the Tax Gross-Up attributable to such reduction. Notwithstanding the Executive’s acceptance or rejection of the Tax Gross-Up calculation, if the excise tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, the Corporation shall make an additional Tax Gross-Up payment to the Executive in respect of such excess at the time the amount of such excess is finally determined.

6. Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law provided that any stock withheld will only be withheld at the minimum statutory rates.

7. Release of Corporation by Executive. As a condition of receiving the payments and benefits set forth in this Agreement, the Executive will be required to execute and not revoke a Release in the form of an agreement prescribed by the Corporation within 45 business days following termination of the Executive’s employment (or, in the event of an Anticipatory Termination, not later than 45 business days following the related Change in Control). In the event the Executive fails or refuses to execute a Release when requested by the Corporation under the terms of this Agreement, then the Executive will not be entitled to receive Severance Benefits under this Agreement, and Corporation will have no obligation to pay the Executive Severance Benefits under this Agreement in the event of a Change in Control of the Corporation.

8. Acknowledgement. The Corporation hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment, or to measure the amount of damages which the Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by the Corporation to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Corporation to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise, except for a reduction in health insurance coverage as provided in subsection 4(d)(1). The Corporation shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt, or obligation of the Executive.

9. Enforcement Costs; Interest. The Corporation is aware that, upon the occurrence of a Change in Control, the Board or a stockholder of the Corporation may then cause or attempt to cause the Corporation to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Corporation to institute, or may institute, litigation, arbitration, or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Corporation that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation, arbitration, or other legal action nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Accordingly, if following a Change in Control it should appear to the Executive that the Corporation has failed to comply with any of its obligations under this Agreement, including the proper calculation of the Tax Gross-Up, or in the event that the Corporation or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish, or to recover from the Executive, the benefits intended to be provided to the Executive hereunder, the Corporation irrevocably authorizes the Executive from time to time to retain counsel (legal and accounting) of the Executive’s choice at the expense of the Corporation as provided in this Section 9 to represent the Executive in connection with the calculation of the Tax Gross-Up, or the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder, or other person affiliated with the Corporation. Notwithstanding any existing or prior attorney-client relationship between the Corporation and such counsel, the Corporation irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Corporation and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this Section shall be paid or reimbursed to the Executive by the Corporation on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. In any action involving this Agreement, the Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to the Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate in effect at The Huntington National Bank or its successor from time to time during the prejudgment period plus 4 percent.

10. Indemnification. From and after the earliest to occur of a Change of Control or termination of employment, the Corporation shall (a) for a period of five years after such occurrence, provide the Executive (including the Executive’s heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Corporation’s expense, and (b) indemnify and hold harmless the Executive, to the fullest extent permitted or authorized by the law of the State of Maryland as it may from time to time be amended, if the Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of the Corporation or any Subsidiary, or is or was serving at the request of the Corporation or any Subsidiary as a director, trustee, officer, or employee of a bank, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 10 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of the Corporation or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

11. Arbitration. The initial method for resolving any dispute arising out of this Agreement shall be nonbinding arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within 15 days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within 15 additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this 15 day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel (legal and accounting) and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall not be binding on the parties, and the parties may pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator. The Executive shall be entitled to seek specific performances of the Executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

12. Employment Rights. This Agreement sets forth the Severance Benefits payable to the Executive in the event the Executive’s employment with the Corporation is terminated under certain conditions specified in Section 3. This Agreement is not an employment contract nor shall it confer upon the Executive any right to continue in the employ of the Corporation or its Subsidiaries and shall not in any way affect the right of the Corporation or its Subsidiaries to dismiss or otherwise terminate the Executive’s employment at any time with or without cause.

13. Arrangements Not Exclusive. The specific benefit arrangements referred to in this Agreement are not intended to exclude the Executive from participation in or from other benefits available to executive personnel generally or to preclude the Executive’s right to other compensation or benefits as may be authorized by the Board at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement, or other contract, plan, or arrangement except as may be specified in such contract, plan, or arrangement. Notwithstanding anything to the contrary in this Section 13, the Severance Benefits provided in Section 4 are in lieu of any benefits to which the Executive would be entitled following the termination of his employment pursuant to any Employment Agreement or pursuant to the Corporation’s Transition Pay Plan or any successor to or replacement of such Plan.

14. Termination. Except for termination of employment described in Section 3, this Agreement shall terminate if the employment of the Executive with the Corporation shall terminate prior to a Change in Control. For purposes of this Agreement, the Executive’s employment will be considered terminated if the Executive is informed prior to a Change in Control that the Executive’s employment is terminated under the terms of Corporation’s Transition Pay Plan, and such termination was not in contemplation of a Change of Control. In these circumstances, this Agreement shall terminate on the Executive’s last day of active employment, and the Executive will not be eligible for payments or benefits under this Agreement while receiving or while eligible to receive pay or benefits under the Transition Pay Plan, or at any time thereafter.

15. Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Executive’s rights and benefits under this Agreement may not be assigned, except that if the Executive dies while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive’s death or, if there is no such beneficiary, to the Executive’s estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing the Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated employment for Good Reason following a Change of Control.

16. No Vested Interest. Neither the Executive nor the Executive’s beneficiaries shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment of such benefit.

17. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the such addresses as each party may designate from time to time to the other party in writing in the manner provided herein. Unless designated otherwise notices to the Corporation should be sent to the Corporation at:

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43215

Attention: Cindy Rohletter/Corporate Compensation

Until designated otherwise, notices shall be sent to the employee at the address indicated on the Beneficiary Designation and Notice form attached hereto as Exhibit A. If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. Notice sent by certified or registered mail shall be effective two days after deposit by delivery to the U.S. Post Office.

18. Savings Clause. If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Federal Deposit Insurance Company (the “FDIC”) that limits executive change of control payments that can be made by an FDIC insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation a “Limiting Rule”):

(a) Corporation will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency) to the payment by Corporation to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule); and

(b) the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Corporation severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive’s termination.

Following any such election, the Executive will be entitled to receive benefits under this agreement or plan elected only if and to the extent the agreement or plan is applicable and subject to its specific terms.

19. Amendment; Waiver. The Corporation may amend, without the approval of the Executive, any provision of this Agreement to the extent necessary to comply with Section 409A of the Code so as to avoid any penalty or excise tax from being levied on the Executive; provided, however, that the Corporation may not decrease the amount of any benefit the Executive is entitled to receive under this Agreement without the Executive’s consent. Regarding any other amendment, the Corporation may not amend or modify this Agreement, and no provision may be waived, unless such amendment, modification, or waiver is agreed to in writing and signed by the Executive and the Corporation.

20. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

23. Governing Law. Except as otherwise provided, this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any conflict of law provisions.

In witness whereof, the parties have signed this Agreement as of the day and year written above.

CORPORATION:

HUNTINGTON BANCSHARES INCORPORATED AND SUBSIDIARIES

January 14, 2009	/s/ David L. Porteous

Date	DAVID L. PORTEOUS LEAD DIRECTOR
EXECUTIVE:
January 14, 2009	/s/ Stephen D. Steinour

Date	STEPHEN D. STEINOUR

Exhibit A

Beneficiary Designation and Notice Form

Beneficiary Designation

In the event of my death, I direct that any amounts due me under the Agreement to which this Beneficiary Designation is attached shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets they shall be paid to the administrator or executor of my estate.

Notice

Until notified otherwise, pursuant to Section 17 of the Agreement, notices should be sent to me at the following address

Street Address

City, State and Zip Code

Date STEPHEN D. STEINOUR

Beneficiary

Relationship to Executive